INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS AND ISSUES 2021 GUIDANCE

Indianapolis, IN - March 8, 2021 - Infrastructure and Energy Alternatives, Inc. (NASDAQ: IEA) (“IEA” or the “Company”), a leading infrastructure construction company with renewable energy and specialty civil expertise, today announced its financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter Highlights
•Revenue of $391.9 million, as compared to $520.0 million in the fourth quarter of 2019; 62.0% was attributable to the Renewables Segment and 38.0% was attributable to the Specialty Civil Segment.
•Operating income of $16.5 million, or 4.2% of revenue, as compared to $31.7 million, or 6.1% of revenue, in the prior-year period.
•Gross profit of $42.5 million, or 10.8% of revenue, compared to $67.0 million, or 12.9% of revenue, in the prior-year period.
•Selling, general and administrative expenses of $26.1 million, a significant decrease of 26.1% as compared to the prior-year period.
•Net loss of $1.4 million, or ($0.10) per diluted share, compared to net income of $11.1 million, or $0.31 per diluted share, in the prior-year period.

Full Year Highlights
•Record full year revenue of $1.8 billion, up 20.1% from $1.5 billion for the year ended December 31, 2019; 65.2% was attributable to the Renewables Segment and 34.8% was attributable to the Specialty Civil Segment.
•Operating income of $75.4 million, or 4.3% of revenue, up 104.8%, as compared to $36.8 million, or 2.5% of revenue, for the year ended December 31, 2019.
•Net income decreased 88.3%, or $5.5 million, to $0.7 million, as compared to $6.2 million for the year ended December 31, 2019. Net income for the prior year included a $23.1 million contingency gain.
•Adjusted EBITDA of $127.9 million, up 27.0%, as compared to $100.7 million for the year ended December 31, 2019.
•Diluted loss per share improved by $0.88, to $(0.09), as compared to $(0.97) for the year ended December 31, 2019.

Management Commentary

“IEA achieved record full-year 2020 revenue with consolidated revenue totaling $1.8 billion, up 20.1% year-over-year and above the high-end of our guidance expectations,” said JP Roehm, IEA’s President and Chief Executive Officer. “Adjusted EBITDA also exceeded our guidance expectations, totaling $127.9 million for the year, an increase of 27.0% over 2019. The expected decline in our fourth quarter 2020 financial results, as compared to the prior-year period, was due to the front loading of renewables projects into the first three quarters of 2020. Our ability to achieve such strong top- and bottom-line growth is a true testament to the strength and resiliency of our business model. Throughout 2020, we managed our costs efficiently, proactively dealt with COVID-19 challenges and reduced our overhead expenses helping maintain the stability of our business. I could not be prouder of what our entire team accomplished this past year.”

Mr. Roehm continued, “While we continue to see a lingering impact from the pandemic, we expect our business to grow in 2021, especially in the latter half of the year. Our backlog remains strong, and we are actively bidding projects. The secondary stock offering we closed in February 2021 has expanded the number of institutional holders of our stock, bringing even more long-term growth and value investors that will strengthen our shareholder base.

IEA’s shares were also added to three ESG-focused stock indices in the past 12 months, and we remain committed to making environmental, social and governance (ESG) improvements. Our business focuses on enabling our country’s energy transition, facilitating environmental remediation, and improving transportation infrastructure. The extension of the existing wind production tax credit by a year and the existing solar investment tax credit by two years, as well as other political and environmental drivers, are expected to contribute to continuing growth opportunities. We have longstanding client relationships and a strong track record of performance which will help us to continue to grow our business.”

Fourth Quarter Results

Segment Revenue

Revenue by segment was as follows:

	For the quarters ended December 31,
(in thousands)	2020		2019
Segment	Revenue	% of Total Revenue	Revenue	% of Total Revenue
Renewables	$242,783	61.9%	$338,195	65.0%
Specialty Civil	149,123	38.1%	181,804	35.0%
Total revenue	$391,906	100.0%	$519,999	100.0%

Revenue totaled $391.9 million in the fourth quarter of 2020, a decrease of 24.6%, or $128.1 million, compared to Q4 2019. The reduction in the fourth quarter revenue compared to the prior-year period is directly related to the timing of construction of the Company’s renewable projects. The anticipated safe harbor step down of the production tax credit (“PTC”) at the end of 2020 shifted the demand for IEA’s construction services from the fourth quarter back into the second and third quarters of 2020. Although this shift in demand diminished comparability quarter over quarter, the Company ended the year with record revenue of $1.8 billion.

Renewables Segment revenue totaled $242.8 million, a decrease of $95.4 million compared to the prior year, primarily as a result of the aforementioned anticipated PTC expiration. Specialty Civil Segment revenue totaled $149.1 million, a decrease of $32.7 million year-over-year, primarily due to the delayed starts of certain projects in the rail and environmental remediation markets in the fourth quarter of 2020.

Segment Gross Profit

Gross profit by segment was as follows:

	For the quarters ended December 31,
(in thousands)	2020		2019
Segment	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
Renewables	$26,736	11.0%	$43,611	12.9%
Specialty Civil	15,785	10.6%	23,370	12.9%
Total gross profit	$42,521	10.8%	$66,981	12.9%

Gross profit for the fourth quarter totaled $42.5 million, a decrease of 36.5%, or $24.5 million, compared to the same period in 2019. As a percentage of revenue, gross profit was 10.8% in the quarter, as compared to 12.9% in the prior-year period. For the Renewables Segment, gross profit was $26.7 million, or 11.0% of revenue, for the fourth quarter of 2020, compared to $43.6 million, or 12.9% of revenue, for the same period in 2019. The decrease in gross profit percentage for the Renewables Segment was primarily related to lower utilization of equipment and labor compared to the prior year. For the Specialty Civil Segment, gross profit was $15.8 million, or 10.6% of revenue, for the fourth quarter of 2020, as compared to $23.4 million, or 12.9% of revenue, for the same period in 2019. This decrease in dollars and percentage was related to a greater number of heavy civil projects compared to rail and environmental projects in the prior year.

Selling, general and administrative expenses of $26.1 million decreased 26.1%, or $9.2 million, in the fourth quarter of 2020 compared to the same period in 2019. Selling, general and administrative expenses were 6.6% of revenue in the fourth quarter of 2020, compared to 6.8% in the same period in 2019. The decrease in selling, general and administrative expenses was primarily driven by lower overall compensation expenses in 2020 compared to 2019.

Interest expense decreased by $1.0 million compared to the same period in 2019. This decrease was primarily driven by a lower effective interest rate on the Company’s term loan in the fourth quarter of 2020 compared to 2019.

Other expense decreased by $2.7 million to $0.9 million in the fourth quarter of 2020, from $3.5 million for the same period in 2019. This decrease was primarily the result of the impact of the fair value adjustment of the Company’s warrant liability.

Provision for income taxes totaled $2.6 million in the fourth quarter of 2020, compared to $1.7 million for the same period in 2019. The effective tax rates for the periods ended December 31, 2020 and 2019 were 219.7% and 13.5%, respectively. The higher effective tax rate in the fourth quarter of 2020 was primarily attributable to accrued dividends for the Company’s Series B Preferred Stock which while recorded as interest expense are not deductible for federal and state income taxes.

Net loss was $1.4 million, or $(0.10) per diluted share for the quarter, as compared to net income of $11.1 million, or $0.31 per diluted share, in the fourth quarter of 2019.

Adjusted EBITDA was $29.1 million for the quarter, as compared to $47.1 million in the fourth quarter of 2019. As a percentage of revenue, Adjusted EBITDA decreased to 7.4%, compared to 9.1% of revenue in the prior-year period. For a reconciliation of net income to Adjusted EBITDA, please see the appendix to this release.

Balance Sheet

As of December 31, 2020, the Company had $164.0 million of cash and cash equivalents and total debt of $364.3 million, which consisted of $173.3 million outstanding under its credit facility, $5.6 million of commercial equipment loans, and $185.4 million of Series B Preferred Stock. Series B Preferred Stock is mandatorily redeemable in 2025 and therefore is categorized as long-term debt. At the end of the quarter, the Company had $67.2 million of availability under its credit facility.

Backlog

IEA defines “backlog” as the amount of revenue the Company expects to realize from the uncompleted portions of existing construction contracts, including new contracts under which work has not begun and awarded contracts for which the definitive project documentation is being prepared, as well as the impact of change orders and renewal options.

The following table summarizes the Company’s backlog by segment for December 31:

(in millions)
Segments	December 31, 2020	December 31, 2019
Renewables	$1,513.4	$1,582.5
Specialty Civil	556.1	588.7
Total	$2,069.5	$2,171.2

The Company expect to realize approximately $1,628.9 million of our estimated backlog during 2021 and $440.6 million during 2022 and beyond.

Outlook

For the full year 2021, IEA anticipates revenue in the range of $1.75 billion to $1.95 billion and Adjusted EBITDA in the range of $130 million to $140 million. For a reconciliation of Adjusted EBITDA, please see the table at the end of this release.

Conference Call

IEA will hold a conference call to discuss its fourth quarter and full year 2020 results tomorrow, March 9, 2021 at 11:00 a.m. Eastern Time. To join the conference call, please dial (877) 407-0784 (domestic) or (201) 689-8560 (international) and ask for Infrastructure & Energy Alternatives’ Fourth Quarter and Full Year 2020 Conference Call. To listen via the Internet, please visit the investor section of the Company’s website at https://ir.iea.net at least 15 minutes prior to the start of the call to download and install any necessary audio software. The conference call webcast will be archived on the Company’s website as well as available for replay by dialing 844-512-2921 or (412) 317-6671 (international) and providing the PIN code: 13716626.

About IEA

Infrastructure and Energy Alternatives, Inc. (IEA) is a leading infrastructure construction company with renewable energy and specialty civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country, IEA’s service offering spans the entire construction process. The Company offers a full spectrum of delivery models including full engineering, procurement, and construction, turnkey, design-build, balance of plant, and subcontracting services. IEA is one of the larger providers in the renewable energy industry and has completed more than 240 utility scale wind and solar projects across North America. In the heavy civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “seek,” “target,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact, included in this press release regarding expectations for the impact of COVID-19, future financial performance, business strategies, expectations for our business, future operations, liquidity positions, availability of capital resources, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. These forward-looking statements are based on information available as of the date of this release and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct. Forward-looking statements should not be relied upon as representing our views as of any subsequent date. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•potential risks and uncertainties relating to COVID-19, including the geographic spread, the severity of the disease, the scope and duration of the COVID-19 pandemic, actions that may be taken by governmental authorities to contain the COVID-19 pandemic or to treat its impact, and the potential negative impacts of COVID-19 on permitting and project construction cycles, the U.S. economy and financial markets;
•availability of commercially reasonable and accessible sources of liquidity and bonding;
•our ability to generate cash flow and liquidity to fund operations;
•the timing and extent of fluctuations in geographic, weather and operational factors affecting our customers, projects and the industries in which we operate;
•our ability to identify acquisition candidates and integrate acquired businesses;
•our ability to grow and manage growth profitably;
•the possibility that we may be adversely affected by economic, business, and/or competitive factors;
•market conditions, technological developments, regulatory changes or other governmental policy uncertainty that affects us or our customers;
•our ability to manage projects effectively and in accordance with management estimates, as well as the ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects;
•the effect on demand for our services and changes in the amount of capital expenditures by customers due to, among other things, economic conditions, commodity price fluctuations, the availability and cost of financing, and customer consolidation;
•the ability of customers to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice;
•customer disputes related to the performance of services;
•disputes with, or failures of, subcontractors to deliver agreed-upon supplies or services in a timely fashion;
•our ability to replace non-recurring projects with new projects;
•the impact of U.S. federal, local, state, foreign or tax legislation and other regulations affecting the renewable energy industry and related projects and expenditures;
•the effect of state and federal regulatory initiatives, including costs of compliance with existing and future safety and environmental requirements;
•fluctuations in equipment, fuel, materials, labor and other costs;
•our beliefs regarding the state of the renewable energy market generally; and
•the “Risk Factors” described in this Annual Report on Form 10-K, and in our quarterly reports, other public filings and press releases.

We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:

Peter J. Moerbeek	Kimberly Esterkin
Chief Financial Officer	ADDO Investor Relations
Pete.Moerbeek@iea.net	iea@addoir.com
800-688-3775	310-829-5400

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Consolidated Statements of Operations
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended		For the Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue	$391,906	$519,999	$1,752,905	$1,459,763
Cost of revenue	349,385	453,018	1,564,213	1,302,746
Gross profit	42,521	66,981	188,692	157,017

Selling, general and administrative expenses	26,052	35,241	113,266	120,186
Income (loss) from operations	16,469	31,740	75,426	36,831

Other income (expense), net:
Interest expense, net	(14,449)	(15,438)	(61,689)	(51,260)
Contingent consideration fair value adjustment	—	—	—	23,082
Other expense	(857)	(3,518)	(429)	(4,043)
Income (loss) before (provision) benefit for income taxes	1,163	12,784	13,308	4,610

(Provision) benefit for income taxes	(2,555)	(1,731)	(12,580)	1,621

Net income	(1,392)	11,053	728	6,231
Less: Convertible Preferred Stock dividends	(637)	(673)	(2,628)	(2,875)
Less: Contingent consideration fair value adjustment	—	—	—	(23,082)
Less: Net income allocated to participating securities	—	—	—	—
Net income (loss) available for common stockholders	$(2,029)	$10,380	$(1,900)	$(19,726)

Net (loss) income from continuing operations per common share - basic	(0.10)	0.51	(0.09)	(0.97)
Net (loss) income from continuing operations per common share - diluted	(0.10)	0.31	(0.09)	(0.97)
Weighted average number of common shares outstanding during the period - basic	20,992,062	20,446,811	20,809,493	20,431,096
Weighted average number of shares outstanding during the period - diluted	20,992,062	35,711,512	20,809,493	20,431,096

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Consolidated Balance Sheets
($ in thousands, except per share data)
(Unaudited)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$164,041	$147,259
Accounts receivable, net	163,793	203,645
Contract assets	145,183	179,303
Prepaid expenses and other current assets	19,352	16,855
Total current assets	492,369	547,062

Property, plant and equipment, net	130,746	140,488
Operating lease asset	36,461	43,431
Intangible assets, net	25,434	37,272
Goodwill	37,373	37,373
Company-owned life insurance	4,250	4,752
Deferred income taxes	2,069	12,992
Other assets	438	1,551
Total assets	$729,140	$824,921

Liabilities, Preferred Stock and Stockholders' Deficit
Current liabilities:
Accounts payable	$104,960	$177,783
Accrued liabilities	129,594	158,103
Contract liabilities	118,235	115,634
Current portion of finance lease obligations	25,423	23,183
Current portion of operating lease obligations	8,835	9,628
Current portion of long-term debt	2,506	1,946
Total current liabilities	389,553	486,277

Finance lease obligations, less current portion	32,146	41,055
Operating lease obligations, less current portion	29,154	34,572
Long-term debt, less current portion	159,225	162,901
Debt - Series B Preferred Stock	173,868	166,141
Series B Preferred Stock - warrant obligations	9,200	17,591
Deferred compensation	8,672	8,004
Total liabilities	801,818	916,541

Commitments and contingencies:

Preferred stock, $0.0001 par value per share; 1,000,000 shares authorized; 17,483 and 17,483 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	17,483	17,483

Stockholders' equity (deficit):
Common stock, $0.0001 par value per share; 150,000,000 and100,000,000 shares authorized; 21,008,745 and 20,460,533 shares issued and 21,008,745 and 20,446,811 outstanding at December 31, 2020 and December 31, 2019, respectively	2	2
Treasury stock, 13,722 shares at cost at December 31, 2019	—	(76)
Additional paid-in capital	35,305	17,167
Accumulated deficit	(125,468)	(126,196)
Total stockholders' deficit	(90,161)	(109,103)
Total liabilities, preferred stock and stockholders' deficit	$729,140	$824,921

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net income	$728	$6,231	$4,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,682	48,220	16,699
Contingent consideration fair value adjustment	—	(23,082)	(46,291)
Warrant liability fair value adjustment	828	2,262	—
Amortization of debt discounts and issuance costs	12,871	5,435	1,321
Loss on extinguishment of debt	—	—	1,836
Share-based compensation expense	4,409	4,016	1,072
Deferred compensation	668	1,847	(482)
Allowance for doubtful accounts	(75)	33	(174)
Accrued dividends on Series B Preferred Stock	7,959	10,389	—
Deferred income taxes	11,136	(1,563)	(12,017)
Other, net	1,564	1,623	1,034
Changes in operating assets and liabilities:
Accounts receivable	39,927	(42,312)	(36,430)
Contract assets	34,120	(67,222)	(2,901)
Prepaid expenses and other assets	(2,501)	(4,222)	(2,123)
Accounts payable and accrued liabilities	(104,172)	84,689	95,398
Contract liabilities	2,601	53,468	25,832
Net cash provided by operating activities	57,745	79,812	47,018
Cash flows from investing activities:
Company-owned life insurance	502	(898)	396
Purchases of property, plant and equipment	(9,684)	(6,764)	(4,230)
Proceeds from sale of property, plant and equipment	6,069	8,272	690
Acquisition of businesses, net of cash acquired	—	—	(166,690)
Net cash (used in) provided by investing activities	(3,113)	610	(169,834)
Cash flows from financing activities:
Proceeds from long-term debt and line of credit - short-term	72,000	50,400	497,272
Payments on long-term debt	(83,921)	(217,034)	(155,359)
Payments on line of credit - short-term	—	—	(38,447)
Extinguishment of debt	—	—	(53,549)
Debt financing fees	(896)	(22,246)	(26,641)
Payments on finance lease obligations	(26,184)	(22,850)	(7,138)
Sale-leaseback transaction	—	24,343	—
Preferred dividends	—	—	(1,072)
Proceeds from issuance of stock - Series B Preferred Stock	350	180,000	—
Proceeds from stock-based awards, net	801	159	—
Merger recapitalization transaction	—	2,754	(25,816)
Net cash (used in) provided by financing activities	(37,850)	(4,474)	189,250
Net change in cash and cash equivalents	16,782	75,948	66,434
Cash and cash equivalents, beginning of the period	147,259	71,311	4,877
Cash and cash equivalents, end of the period	$164,041	$147,259	$71,311

Non-U.S. GAAP Financial Measures

We define EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as EBITDA plus restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not consider certain requirements, such as capital expenditures and depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The following table outlines the reconciliation from net income (loss) to Adjusted EBITDA for the periods indicated:

	Three Months Ended		For the Years Ended
(in thousands)	December 31,		December 31,
	2020	2019	2020	2019
Net income (loss)	$(1,392)	$11,053	$728	$6,231
Interest expense, net	14,449	15,438	61,689	51,260
Provision (benefit) for income taxes	2,555	1,731	12,580	(1,621)
Depreciation and amortization	11,116	11,846	47,682	48,220
EBITDA	26,728	40,068	122,679	104,090

Non-cash stock compensation expense	1,342	1,203	4,409	4,016
Acquisition integration costs (1)	—	1,354	—	10,082
Contingent consideration fair value adjustment (2)	—	—	—	(23,082)
Series B Preferred warrant liability fair value adjustment (3)	999	2,262	828	2,262
Project settlement legal fees (4)	—	(1,186)	—	—
Other (5)		3,370		$3,370
Adjusted EBITDA	$29,069	$47,071	$127,916	$100,738

(1)Acquisition integration costs related include legal, consulting, personnel and other costs associated with the acquisitions of Consolidated Construction Solutions I, LLC and William Charles Construction Group.

(2)Reflects an adjustment for 2019 to the fair value of the Company’s contingent consideration incurred in connection with the Company's merger and initial public offering transactions in March 2018. The contingent consideration fair value adjustment is a mark-to-market adjustment based on the Company not anticipating reaching EBITDA requirements outlined in the original agreement.

(3)Reflects an adjustment to the fair value of the Company’s Series B Preferred Stock warrant liabilities. The warrant liability fair value adjustment is a mark-to-market adjustment based on fluctuation in the Company's stock price.

(4)Project settlement legal fees reflect fees incurred by the Company seeking additional recovery of settlements related to extreme weather-related events that occurred on projects at the end of 2018.

(5)Other reflects unanticipated charges related to tax and warranty on solar projects that were previously disclosed as part of our Discontinued Operations in Canada in 2016 and gain/losses on asset sales.

The following table outlines the reconciliation from 2021 projected net income to 2021 projected Adjusted EBITDA using estimated amounts:

	Guidance
	For the year ended December 31, 2021
(in thousands)	Low Estimate	High Estimate

Net income (loss)	$5,000	$14,000

Interest expense, net	61,000	61,000
Depreciation and amortization	50,000	50,000
Expense for income taxes	10,000	11,000
EBITDA	126,000	136,000

Non-cash stock compensation expense	4,000	4,500
Series B Preferred warrant liability fair value adjustment	—	(500)
Adjusted EBITDA	$130,000	$140,000